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                                     EXHIBIT 99.3

                            Form of Stock Option Agreement

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                                      EXHIBIT A

                                STOCK OPTION AGREEMENT
                                   PURSUANT TO THE
                  DURA PHARMACEUTICALS, INC. 1992 STOCK OPTION PLAN

                                       RECITALS

    A.  The Board of Directors of Dura Pharmaceuticals, Inc. (the
"Corporation") has adopted the 1992 Stock Option Plan (the "Plan") for the purpose of attracting and retaining the services of persons who contribute to the growth and financial success of the Corporation.

    B. Optionee is a person who the Corporation believes has and will contribute to the growth and financial success of the Corporation, and this Agreement is executed pursuant to and is intended to carry out the purposes of the Plan.

                                      AGREEMENT

    NOW, THEREFORE, it is hereby agreed as follows:

    1. GRANT. Corporation hereby grants Optionee an option ("Option") to purchase shares of Common Stock of the Corporation ("Option shares") as specified in the attached Notice of Grant of Stock Option (the "Grant Notice") at an exercise price specified in the Grant Notice (the "Exercise Price") subject to the terms and conditions of this Agreement and the Plan, the provisions of which are incorporated into this Agreement by reference.

    2. VESTING OR EXERCISE PERIOD. Subject to the terms and conditions of the Plan and this Agreement, this Option will vest as set forth in the Grant Notice. Provided, however, that this Option will expire at midnight on the expiration date shown in the Grant Notice, which date is 10 years after the Grant Date set in the Grant Notice (the "Expiration Date"), and this Option must be exercised, if at all, on or before the Expiration Date.

    3. INCENTIVE STOCK OPTION LIMIT. Optionee understands that, to the extent that the aggregate fair market value (determined at the time of grant) of the Corporation's Common Stock for which options that otherwise qualify as incentive stock options are exercisable for the first time by an individual during any calendar year (whether under the Plan or any other option plan of the Corporation or any parent or subsidiary corporation) exceeds $100,000, such options will be treated as options that are not incentive stock options. For purposes of applying this limit, options are taken into account in the order in which they were granted. The Option is subject to designation as an "Incentive" or "Non-Statutory" option as reflected on the Grant Notice.


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    4.  TERMINATION.

         (a) If Optionee ceases to be an employee of the Corporation or a subsidiary or parent of the Corporation for any reason except death or disability, this Option may be exercised (for shares vested on the date Optionee ceased to be an employee) within THREE (3) MONTHS after the date Optionee ceased to be an employee, but in no event later than the Expiration Date.

         (b) If Optionee ceases to be an employee of the Corporation or a subsidiary or parent of the Corporation because of disability or death, this Option may be exercised (for shares vested on the date Optionee ceased to be an employee) within TWELVE (12) MONTHS after Optionee ceased to be an employee, but in no event later than the Expiration Date.

For purposes of this section, Optionee will be deemed an "employee" if Optionee is providing services as an independent contractor or consultant to the Corporation or a subsidiary or parent of the Corporation.

    5.  EXERCISE.

         (a) This Option is exercisable by delivery of an executed Notice of Exercise, in a form satisfactory to the Committee that administers the Plan (the "Committee"). The Notice of Exercise will set forth the Optionee's election to exercise this Option and the number of Option Shares being purchased.

         (b) Full payment of the Exercise Price must be made in one or more of the following forms:

              (1)  check made payable to the Corporation;

              (2)  promissory note;

              (3) shares of Common Stock of the Corporation held for the requisite period to avoid a charge to the Corporation's earnings and valued as of the Exercise Date; or

              (4) delivery of a properly executed Notice of Exercise, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price.

For purposes of subparagraphs (2) and (4) immediately above, the Exercise Date will be the date the Notice of Exercise is delivered to the Corporation. In all other cases, the


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Exercise Date will be the date on which the Notice of Exercise and actual payment are received by the Corporation.

    6. LIMITED TRANSFERABILITY. This Option may not be transferred during Optionee's lifetime and may be exercised during the lifetime of Optionee only by Optionee. This Option may, after Optionee's death, be transferred by Will or state law of descent and distribution. The terms of this Option are binding upon the executors, administrators, successors and assigns of Optionee.

    7. WITHHOLDING. Optionee agrees, as a condition to the exercise of this Option, to make appropriate arrangements with the Committee and the Corporation or a subsidiary or parent of the Corporation employing Optionee for the satisfaction of any federal, state or local income or employment tax requirements applicable to the exercise of this Option or to the sale of shares acquired under this Option.

    8. ADJUSTMENTS. If any change is made to the Option Shares (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate or capital structure of the Corporation) then the Committee will make appropriate adjustments to the kind, price per share and maximum number of shares subject to this Option. Adjustments made by the Committee will be final, binding and conclusive. No adjustment will be made if such change results in the acceleration and termination of all outstanding options in accordance with the Acceleration and Termination of Options provisions of the following paragraph.

    9. ACCELERATION AND TERMINATION OF OPTIONS. In the event of one or more of the following transactions ("Corporate Transactions"):

         (a) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

         (b) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation,

         (c) any reverse merger in which the corporation is the surviving entity but in which 50% or more of the Corporation's outstanding voting stock is transferred to holders different from those who held such securities immediately before the merger, or,

         (d) an acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation) of ownership of more than 50% of the Corporation's outstanding Common Stock, pursuant to a tender or exchange offer then


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the Option holder may exercise this Option for all of the Option Shares, including shares previously unvested, provided the Option is exercised immediately before the consummation of the Corporate Transaction and before the Expiration Date. Upon consummation of the Corporate Transaction, this Option, to the extent not previously exercised, will terminate and cease to be exercisable.

    10. NOTICES. Any notice required to be given to the Corporation under this Agreement will be in writing and addressed to the Corporation and its corporate offices. Any notice required to be given to Optionee under this Agreement will be in writing and addressed to Optionee at the address specified in Optionee's employment file maintained by the Corporation. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the United State mail, postage prepaid and properly addressed to the party to be notified.

    11. NO EMPLOYMENT CONTRACT. This Option shall not confer upon Optionee any right to continue in the employ of or to provide services to the Corporation or a subsidiary or parent of the Corporation or constitute any contract or agreement of employment or services or interfere in any way with the right of the Corporation or a subsidiary or parent of the Corporation to reduce such Optionee's compensation or to terminate Optionee's employment or services at any time, with or without cause.

    12. COMPLIANCE. This Option may not be exercised unless the exercise is in compliance with all applicable requirements of federal and state law and with the requirements of any stock exchange on which the Corporation's Common Stock may be listed at the time of exercise.

    13. RECEIPT OF PLAN DOCUMENTS. Optionee acknowledges that the Corporation has delivered to Optionee, and Optionee has received, the Plan Summary and Prospectus related to the Plan, together with any Special Supplements and/or amendments related thereto currently in effect.




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